Exhibit 99.1

CORMEDIX REPORTS FIRST QUARTER 2011 FINANCIAL RESULTS

Bridgewater, NJ: May 10, 2011: CorMedix Inc. (“CorMedix”) (NYSE Amex: CRMD), a pharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of cardiorenal disease, today announced its financial results for the quarter ended March 31, 2011.

First Quarter 2011 Developments

•	Appointed Dr. Mark A. Klausner as Chief Medical Officer;

•	Announced interim results and clinical update for Phase II study of CRMD001 (a proprietary formulation of deferiprone);

Financial Results for the Three Months Ended March 31, 2011

The net loss for the quarter ended March 31, 2011 was $1.9 million, or ($0.17) per diluted share, compared to a net loss of $6.5 million, or ($6.06) per diluted share, for the quarter ended March 31, 2010.  The decrease in net loss was primarily attributable to a decrease in research and development (“R&D”) expense of $1.5 million, as described below, and a decrease in interest expense of $3.1 million due to the conversion of all our convertible notes during the first quarter of 2010 in connection with our initial public offering (“IPO”) in March 2010.

R&D expense was $1.2 million for the three months ended March 31, 2011, a decrease of $1.5 million from $2.7 million for the three months ended March 31, 2010.  The decrease was primarily attributable to a charge of $2.2 million during the first quarter of 2010 related to our issuance of 828,024 shares of our common stock valued at $3.125 per share to our licensors (of which 118,289 shares are being held in escrow) as a result of anti-dilution adjustments in connection with the conversion of our outstanding convertible debt to common stock upon the closing of the IPO, which anti-dilution provisions expired upon the closing of the IPO.  There was no corresponding charge during the first quarter of 2011.  The decrease was also a result of $0.2 million of stock-based compensation expense reversed during the first quarter of 2011, which was related to the forfeitures of unvested stock options by our former Chief Medical Officer (“CMO”) in accordance with the terms of his employment agreement upon the expiration of his employment term in February 2011.  The decrease was partially offset by an increase of $0.1 million in stock-based compensation expense during the first quarter of 2011 compared to the first quarter of 2010 primarily attributed to the portion of stock options granted to our Chief Executive Officer (“CEO”) in connection with our IPO in March 2010 and the stock options granted to our new CMO in February 2011, as well as increased clinical, clinical research organization, manufacturing and regulatory expenses related to our Phase II clinical trial of CRMD001 that began in June 2010, higher manufacturing, regulatory and clinical research organization costs related to the development of CRMD003 and higher personnel costs as a result of hiring two employees in the areas of clinical operations and product development during the third quarter of 2010.

General and administrative (“G&A”) expense was $0.8 million for the three months ended March 31, 2011, an increase of $0.2 million from $0.6 million for the three months ended March 31, 2010.  The increase was primarily attributable to higher stock-based compensation expense of $0.2 million during the first quarter of 2011 compared to $0.1 million during the first quarter of 2010 as a result of accruals relating to the portion of stock options granted to our CEO and all of the stock options granted to our Chief Financial Officer (“CFO”) and non-employee directors in connection with our IPO in March 2010 and the stock options granted to our non-employee directors in January 2011.  The increase in G&A expense also reflects the increased costs of operating as a publicly-traded company following our IPO in March 2010, which includes filing fees related to the listing of our common stock, as well as increased legal,  investor relations, consulting fees and increased compensation expense as a result of our hiring a CFO in February 2010.

At March 31, 2011, CorMedix had cash and cash equivalents of $6.6 million, compared to $8.3 million at December 31, 2010.  CorMedix believes its currently available cash and cash equivalents will be sufficient to meet its planned clinical development and operating requirements into the first quarter of 2012.

Management Commentary

Commenting on the quarterly results, CorMedix President and CEO, John C. Houghton, stated, “We are pleased with our continued enrollment of our phase II study with CRMD001 and we look forward to submitting an amendment to our IDE application for CRMD003 with the FDA by the end of the first half 2011.  However, we have recently been informed by the notified body managing our CE Mark application that the required reviews by European regulatory authorities are expected to take several months longer than originally anticipated.  As a result, although we will continue to aggressively pursue the advancement of the application process and collaborate with the European regulatory authorities, we now expect that the timing for potential receipt of CE Mark approval will be during the first half of 2012.”

Update on Upcoming Milestones

•	Expect to submit an amendment to our Investigational Device Exemption (“IDE”) application with the Food and Drug Administration (“FDA”) for CRMD003 (Neutrolin®) by the end of the first half of 2011;

•	Subject to FDA approval of the IDE, expect to initiate a pivotal clinical trial for CRMD003 (Neutrolin®) by the end of the first half of 2011;

•	Expect to complete initial submission to notified body of all critical path documentation required for CE Mark application process by the end of the first half of 2011; and

•
Subject to receiving CE Mark approval, expect to be in a position to launch CRMD003 Neutrolin® for the prevention of catheter related bloodstream infection and maintenance of catheter patency in hemodialysis patients in Europe during the first half of 2012.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or CorMedix’s prospects, future financial position, future revenues and projected costs should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including the outcome of clinical trials of CorMedix’s drug candidates and whether they demonstrate these candidates’ safety and effectiveness; the risks and uncertainties associated with: obtaining additional financing to support CorMedix’s research and development and clinical activities and operations; obtaining regulatory approvals to conduct clinical trials and to commercialize CorMedix’s drug candidates; CorMedix’s ability to enter into and maintain collaborations with third parties for its drug development programs; CorMedix’s dependence on its collaborations and its license relationships; achieving milestones under CorMedix’s collaborations; CorMedix’s’ dependence on preclinical and clinical investigators, preclinical and clinical research organizations, manufacturers and consultants; protecting the intellectual property developed by or licensed to CorMedix; and CorMedix’s ability to maintain listing on NYSE Amex. These and other risks are described in greater detail in CorMedix’s filings with the Securities and Exchange Commission. CorMedix may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. CorMedix disclaims any intent or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

About CorMedix

CorMedix Inc. is a pharmaceutical company that seeks to in-license, develop and commercialize therapeutic products for the prevention and treatment of cardiac and renal dysfunction, also known as cardiorenal disease.  CorMedix’s goal is to treat kidney disease by reducing the commonly associated cardiovascular and metabolic complications, in effect, treating the kidney to treat the heart.  CorMedix currently has several product candidates in development, including its two most advanced product candidates: CRMD003 (Neutrolin®) for the prevention of catheter related bloodstream infection and maintenance of catheter patency in hemodialysis patients; and CRMD001 (a proprietary formulation of deferiprone) for the prevention of contrast-induced nephropathy in high-risk patients with chronic kidney disease. Please see www.cormedix.com for additional information.

Contacts:
Brian Lenz
Chief Financial Officer
CorMedix Inc.
908-517-9486

Investor Relations:
ProActive Capital Resources Group, LLC
Jeff Ramson
212-792-4294

CORMEDIX INC.
(A Development Stage Company)

CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

	For the Three Months Ended March 31, 2011	For the Three Months Ended March 31, 2010	Cumulative Period from July 28, 2006 (inception) Through March 31, 2011

OPERATING EXPENSES
Research and development	$1,175,542	$2,727,009	$19,232,991
General and administrative	834,481	646,843	8,604,676
Total Operating Expenses	2,010,023	3,373,852	27,837,667

LOSS FROM OPERATIONS	(2,010,023)	(3,373,852)	(27,837,667)

OTHER INCOME (EXPENSE)
Other income, net	29,819	-	420,987
Interest income	5,166	28	117,471
Interest expense, including amortization and write-off of deferred financing costs and debt discounts	-	(3,093,763)	(11,193,028)
LOSS BEFORE INCOME TAXES	(1,975,038)	(6,467,587)	(38,492,237)
State income tax benefit	-	-	280,920
NET LOSS	$(1,975,038)	$(6,467,587)	$(38,211,317)

NET LOSS PER SHARE – BASIC AND DILUTED	$(0.17)	$(6.06)

WEIGHTED AVERAGE SHARES OUTSTANDING – BASIC AND DILUTED	11,408,274	1,067,937

CORMEDIX
CONDENSED BALANCE SHEET INFORMATION

	March 31, 2011 (Unaudited)	December 31, 2010*
Assets
Cash and cash equivalents	$6,564,212	$8,283,684
Total Assets	$6,818,929	$8,847,800

Deficit accumulated during the development stage	$(38,211,317)	$(36,236,279)
Total Stockholders’ Equity (Deficiency)	$5,359,850	$7,255,398

*Condensed from audited financial statements.